EXHIBIT 3(i).5



                              ARTICLES OF AMENDMENT
              TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                           UNION DENTAL HOLDINGS, INC.
                              A Florida Corporation

     The undersigned, being the sole director, hereby adopts the following Articles of Amendment to the Amended and Restated Articles of Incorporation
("Articles") of Union Dental Holdings, Inc., a Florida corporation (the "Corporation"), pursuant to the provisions of the Florida Business Corporation Act, and does hereby certify as follows:

FIRST: Article III of the Corporation's Amended and Restated Articles of Incorporation dated January 11, 2005 was amended by the Corporation's sole director on February 7, 2005. The Corporation is filing these Articles pursuant to F.S. 607.0602.

     1. The name of the Corporation is Union Dental Holdings, Inc.

     2. Article III of the Corporation's Amended and Restated Articles of Incorporation dated January 11, 2005 was amended as follows:

                           ARTICLE III. CAPITAL STOCK

     The maximum number of shares of stock that this corporation is authorized to have outstanding at any one time is 300,000,000 shares of common stock having a par value of $.001 per share; and 25,000,000 shares of preferred stock having $0.0001 par value, with the specific terms, conditions, limitations, and preferences to be determined by the Board of Directors without shareholder approval.

     Of these shares of Preferred Stock, 1,000,000 shall be designated as Class "A" Preferred Stock ("Class A Preferred"). The number of shares of Class A Preferred shall be limited to 1,000,000. The shares of Class A Preferred shall be issued as full shares, having $0.0001 par value per share. There are no dividend rights, liquidation preferences or conversion rights applicable to the shares of Class A Preferred. The shares of Class A Preferred shall have voting rights. For voting purposes, such class shall be considered part of the Common Shares and shall vote with the common stock, rather than as a separate class of preferred stock. Each share of Class A Preferred shall have 15 votes per share. No holder of any shares of Class A Preferred, as such, shall be entitled as a matter of right to subscribe for or purchase any part of any new or additional issue of shares of any class or series, junior or senior thereto, or securities convertible into, exchangeable for, or exercisable for the purchase of, shares of any class or series, junior or senior, whether now or hereafter authorized, and whether issued for cash, property, services, by way of dividends, or otherwise.



SECOND: The foregoing Articles was duly adopted by the Corporation's Board of Directors on February 7, 2005.



     IN WITNESS WHEREOF, the undersigned, as the Corporation's sole director, hereby executes these Articles on the 7th day of February, 2005.



                                    By:/s/Dr. George D. Green
                                       --------------------------------------
                                       Dr. George D. Green, Sole Director